Exhibit (h)(5)

SEC RULE 22c-2 ADDENDUM TO TRANSFER AGENCY AGREEMENT

THIS ADDENDUM, dated as of September 6, 2007, modifies the Transfer Agency Agreement by and between UMB Fund Services, Inc. (“UMBFS”) and Lifetime Achievement Fund, Inc., a Maryland corporation (the “Company”), such Transfer Agency Agreement being hereinafter referred to as the “Agreement.”

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”) requires the Company to obtain and analyze information about the trading activity of shareholders investing through Financial Intermediaries1 on an undisclosed basis (“Shareholder Information”) for the purpose of assisting the Company in implementing its policies on frequent trading of fund shares; and

WHEREAS, in its capacity as transfer agent, UMBFS has access to Shareholder Information through the SunGard Transaction Network 22c-2 Service Solution (“STN 22c-2 Service System”); and

WHEREAS, the Company and UMBFS desire to amend the Transfer Agency Agreement to set forth the terms and conditions upon which UMBFS will provide the Company with access to the STN 22c-2 Service System in order to obtain and analyze Shareholder Information on the terms and conditions contained in this Addendum and to otherwise assist the Company with its implementation of Rule 22c-2.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.

Services

A.

Monitoring Procedures.

i.

The Company has previously adopted policies concerning the frequent trading of its shares.  For the purpose of implementing Rule 22c-2, the Company has adopted criteria designed to detect frequent trading activity (“Monitoring Procedures”) in each separate series offered by the Company representing interests in a separate portfolio (“Fund” or “Funds”) and has communicated such criteria to UMBFS.

ii.

The Company hereby instructs and directs UMBFS to implement the Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

________________________

1A “financial intermediary” means: (i) any broker, dealer, bank, or other person that holds securities issued by the Trust, in nominee name; (ii) a unit investment trust or fund that invests in the Trust in reliance on section 12(d)(1)(E) of the 1940 Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the Trust, a retirement plan’s administrator under section 3(16)(A) of ERISA or any person that maintains the plan’s participant records.  “Financial intermediary” does not include any person that the fund treats as an individual investor with respect to the Trust’s policies established for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Trust.

B.

Information Requests.  UMBFS will inform the Company each time the Monitoring Procedures indicate frequent trading activity in the Funds.  Upon each such occurrence, UMBFS and the Company will review the trading information, together with such other information as UMBFS and the Company deem relevant, to determine whether additional information should be requested.  UMBFS will submit information requests to Financial Intermediaries in accordance with the Company’s Monitoring Procedures or as otherwise directed by the Company.  When such additional information is obtained from the Financial Intermediary, UMBFS will forward the information to the Company for further consideration.

C.  Implementation of Trading Restrictions.  In the event the Company determines that a trading restriction should be applied, UMBFS shall instruct the Financial Intermediary to implement the appropriate restrictions as articulated by the Company.

2.  Record Retention.  UMBFS shall maintain, in an easily accessible place, a copy of each shareholder information agreement (“SIA”) in its possession for no less than six years beyond the termination date of such SIA or for such period that UMBFS provides transfer agency services under the Agreement, whichever is shorter.

3.  STN 22c-2 Service System.  The Company acknowledges that UMBFS’ provision of the services contemplated hereunder in part depends on UMBFS’ use of a proprietary technology solution developed by SunGard Institutional Brokerage, Inc. (“SunGard”).  UMBFS may provide the Company with access to the STN 22c-2 Service System for the sole purpose of reviewing shareholder trading activity to identify frequent trading in shares of the Company.  Therefore, the Company hereby agrees to the following:

A.

Any access to software made available to the Company in connection with the provision of services under this Addendum, including, without limitation, the STN 22c-2 Service System, is licensed, not sold, and SunGard and/or UMBFS (and their affiliates) shall retain all right, title and interest such software.  The Company is granted a nonexclusive, limited license to use the software for the sole and limited purpose described in this Addendum.  Such license shall immediately terminate upon termination of the Agreement.  In addition, any license to use the STN 22c-2 Service System shall immediately terminate in the event that UMBFS’ license to use the STN 22c-2 Service System is terminated.  Upon termination of any such software license, the Company will discontinue all use of the STN 22c-2 Service System and any written documentation provided to the Company by UMBFS or SunGard.  The Company agrees to assist UMBFS with its obligations to return STN 22c-2 Service System materials resulting from termination of the license.

B.

The Company shall maintain in connection with its access to the STN 22c-2 Service System, reasonable access controls and system security requirements necessary to protect the confidentiality and intellectual property rights of SunGard in the STN 22c-2 Service System.  The Company agrees that any contractors hired by the Company with access to the STN 22c-2 Service System shall enter into a confidentiality agreement concerning such access.

C.  DISCLAIMER.  EXCEPT AS EXPRESSLY STATED IN THIS ADDENDUM, ANY ACCESS TO THE STN 22c-2 SERVICE SYSTEM IS PROVIDED ON AN “AS IS” BASIS. UMBFS MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES

OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT.  UMBFS SHALL HAVE NO LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

4.  Fees.  For its services hereunder, UMBFS shall receive the fees set forth on Schedule A to this Addendum.  Fees and out-of-pocket expenses shall be paid according to the provisions of Article III – Compensation & Expenses of the Agreement.

5.  No Other Changes.  Except to the extent supplemented hereby, the Agreement, as previously supplemented, shall remain in full force and effect and this Addendum shall be subject to the provisions thereof.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

LIFETIME ACHIEVEMENT FUND, INC.

(the “Company”)

By:   /s/ Deborah Koch

       Authorized Officer

UMB FUND SERVICES, INC.

(“UMBFS”)

By:   /s/ Peter J. Hammond

       Authorized Officer

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